Hallie Elsner, Investors 212.969.6943 hallie.elsner@alliancebernstein.com	Jen Will, Media 212.969.1157 jen.will@alliancebernstein.com

AB Announces April 30, 2019 Assets Under Management
New York, NY, May 13, 2019 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $568 billion during April 2019 from $555 billion at the end of March. The 2.3% increase was due to market appreciation, as well as total firmwide net inflows. By channel, net inflows to Institutional and Retail were partially offset by Private Wealth net outflows.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At April 30, 2019				At Mar 31
					2019

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$39	$72	$49	$160	$155
Passive	24	34	—	58	56
Total Equity	63	106	49	218	211

Fixed Income
Taxable	149	71	12	232	228
Tax-Exempt	1	18	24	43	44
Passive	—	9	—	9	9
Total Fixed Income	150	98	36	284	281

Other(1)	49	5	12	66	63
Total	$262	$209	$97	$568	$555

	At March 31, 2019

Total	$257	$202	$96	$555

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2018 or Form 10-Q for the quarter ended March 31, 2019. Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2019, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.2% of AllianceBernstein and AXA Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.6% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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